State of Delaware
Secretary of State
Division of Corporations
Delivered 07:25 PM 03/07/2007
FILED 05:26 PM 03/07/2007
SRV 070292599 - 2333426 FILE

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
Lake Road Generating Company, L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of Lake Road Generating Company, L.P pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is, Lake Road Generating Company, L.P.

SECOND: Article 2 of the Certificate of Limited Partnership shall be amended to read as follows:

> "2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company."

THIRD: Article 3 of the Certificate of Limited Partnership shall be amended to read as follows:

> "3. The name and address of the General Partner is:
>
> BG Lake Road Holdings GP, LLC
> 5444 Westheimer,Suite 1200
> Houston, Texas 77056"

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 7th day of March, 2007.

Lake Road Generating Company, LP

By____________________
Cynthia Masters, Vice President/Manager
of BG Lake Road Holdings GP, LLC,
General Partner